Exhibit 99

FOR IMMEDIATE RELEASE

3M Announces First-Quarter Sales of $7.5 Billion and Earnings of $1.59 per Share

ST. PAUL, Minn. — April 24, 2012 - 3M (NYSE: MMM) today reported record first-quarter sales of $7.5 billion, up 2.4 percent year-on-year. Earnings were $1.59 per share, an increase of 6.7 percent versus the first quarter of 2011, and operating margins for the quarter were 21.8 percent.

First-quarter organic local-currency sales grew 1.8 percent, acquisitions added 1.5 percent to sales and foreign exchange impacts reduced sales by 0.9 percent.

On a segment basis, sales increased 8.6 percent in Industrial and Transportation, 5.5 percent in Safety, Security and Protection Services, 4.3 percent in Consumer and Office and 2.0 percent in Health Care. Sales declined 3.4 percent in Electro and Communications and 11.8 percent in Display and Graphics, both impacted by the consumer electronics industry. On a geographic basis, sales grew 8.4 percent in Latin America/Canada, 6.3 percent in the United States and 0.1 percent in Europe. Sales declined 1.9 percent in Asia Pacific.

First-quarter net income rose 4.0 percent year-on-year to over $1.1 billion and earnings were $1.59 per share, an increase of 6.7 percent versus last year’s first quarter. First-quarter 2012 results included a $0.04 per share charge related to a voluntary retirement program and other restructuring actions. Total-company operating income margins were 21.8 percent for the quarter, with five business segments above 20 percent, and free cash flow was $567 million.

“We are off to a very good start in 2012 with record first-quarter sales and strong earnings,” said Inge G. Thulin, 3M president and chief executive officer. “3M employees everywhere did an outstanding job of managing in a challenging environment for growth.”

Thulin continued, “Looking ahead, we will keep driving operational excellence to fund ongoing investments in innovation, commercialization and manufacturing.  I am very confident in our ability to improve every aspect of our company and to keep delivering high-quality results into the future.”

3M also updated its 2012 performance expectations. The company now expects full-year earnings to be in the range of $6.35 to $6.50 per share versus a previous expected range of $6.25 to $6.50 per share. 3M continues to expect organic sales volume growth of 2 to 5 percent, and operating income margins in the range of 21.0 to 22.5 percent for the year.

First-Quarter Business Segment Discussion

Industrial and Transportation

•                  Sales of $2.7 billion, up 8.6 percent, including 3.1 percent from acquisitions. Foreign currency translation reduced sales by 1.2 percent.

•                  Broad-based sales growth led by double-digit increases in aerospace, abrasives and automotive OEM.

•                  Sales rose in all geographic regions, including a double-digit increase in the U.S.

•                  Operating income rose 16.2 percent to $600 million; operating income margin of 22.5 percent.

Health Care

•                  Sales of $1.3 billion, up 2.0 percent; foreign exchange impacts reduced sales by 1.1 percent.

•                  Sales increased in most businesses, led by a double-digit increase in health information systems; sales declined year-on-year in the drug delivery business.

•                  Positive sales growth in Asia Pacific, Latin America/Canada and the U.S.; European sales declined year-on-year.

•                  Operating income increased 9.0 percent to $402 million; operating income margin of 31.4 percent.

Consumer and Office

•                  Sales of $1.0 billion, up 4.3 percent, including 3.0 percent from the recent acquisition of GPI. Foreign currency translation reduced sales by 0.8 percent.

•                  Double-digit sales increase in DIY, driven by a combination of acquired and organic growth.

•                  European sales grew double-digits (driven by GPI); U.S. declined slightly year-on-year.

•                  Operating income rose 8.8 percent to $234 million; operating income margin of 22.4 percent.

Safety, Security and Protection Services

•                  Sales of $1.0 billion, up 5.5 percent; foreign currency translation reduced sales by 1.3 percent.

•                  Strongest sales growth in the roofing granules and personal safety businesses; sales declined year-on-year in security systems.

•                  Sales rose double-digits in Latin America/Canada and the U.S.; European sales declined year-on-year.

•                  Operating income rose 16.3 percent to $231 million; operating margin of 23.6 percent.

Display and Graphics

•                  Sales of $832 million, down 11.8 percent; foreign exchange impacts reduced sales by 0.4 percent.

•                  Optical systems’ sales declined 28 percent, impacted by lower film volumes for LCD TVs.

•                  Sales increased in both architectural markets and commercial graphics, and were down slightly in traffic safety systems.

•                  Sales declined in Europe due to soft economy, and in Asia Pacific, largely electronics related.

•                  Operating income declined 29.2 percent to $163 million; operating margin of 19.6 percent.

Electro and Communications

•                  Sales of $808 million, down 3.4 percent; foreign currency translation reduced sales by 0.3 percent.

•                  Consumer electronics-related sales declined year-on-year due to lower customer production levels.

•                  Sales in Asia Pacific and Europe declined year-on-year, partially offset by increases in the U.S. and Latin America/Canada.

•                  Operating income of $168 million, down 5.7 percent; operating margin of 20.8 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•                  Live webcast at http://investor.3M.com.

•                  Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•                  Webcast replay:

Go to 3M’s Investor Relations website at http://investor.3M.com and click on “Quarterly Earnings.”

•                  Telephone replay:

Call 800-633-8284 (for both U.S. and outside the U.S.; access code is 21538620).

The telephone replay will be available until 10:00 a.m. CDT on April 29, 2012.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Annual Report under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A, respectively. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended March 31,
	2012	2011

Net sales	$7,486	$7,311

Operating expenses
Cost of sales	3,889	3,802
Selling, general and administrative expenses	1,552	1,533
Research, development and related expenses	411	398

Total operating expenses	5,852	5,733

Operating income	1,634	1,578

Interest expense and income
Interest expense	40	43
Interest income	(9)	(10)

Total interest expense – net	31	33

Income before income taxes	1,603	1,545

Provision for income taxes	462	442

Net income including noncontrolling interest	$1,141	$1,103

Less: Net income attributable to noncontrolling interest	16	22

Net income attributable to 3M	$1,125	$1,081

Weighted average 3M common shares outstanding – basic	696.8	711.5
Earnings per share attributable to 3M common shareholders – basic	$1.61	$1.52

Weighted average 3M common shares outstanding – diluted	706.1	726.4
Earnings per share attributable to 3M common shareholders – diluted	$1.59	$1.49

Cash dividends paid per 3M common share	$0.59	$0.55

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Mar. 31,	Dec. 31,	Mar. 31,
	2012	2011	2011
ASSETS
Current assets
Cash and cash equivalents	$2,332	$2,219	$2,747
Marketable securities – current	1,399	1,461	1,285
Accounts receivable – net	4,323	3,867	4,209
Inventories	3,561	3,416	3,489
Other current assets	1,238	1,277	915
Total current assets	12,853	12,240	12,645
Marketable securities – non-current	763	896	360
Investments	160	155	160
Property, plant and equipment – net	7,755	7,666	7,503
Goodwill and intangible assets – net	8,955	8,963	9,125
Prepaid pension benefits	43	40	78
Other assets (a)	1,486	1,656	1,258
Total assets	$32,015	$31,616	$31,129

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$664	$682	$1,133
Accounts payable	1,779	1,643	1,815
Accrued payroll	473	676	479
Accrued income taxes	423	355	393
Other current liabilities	2,069	2,085	2,080
Total current liabilities	5,408	5,441	5,900
Long-term debt	4,510	4,484	4,486
Pension and postretirement benefits (a)	3,686	3,972	1,964
Other liabilities	1,792	1,857	1,892
Total liabilities	$15,396	$15,754	$14,242

Total equity (a)	$16,619	$15,862	$16,887
Shares outstanding
March 31, 2012: 693,872,048 shares
December 31, 2011: 694,970,041 shares
March 31, 2011: 710,577,360 shares
Total liabilities and equity	$32,015	$31,616	$31,129

(a)         The changes in 3M’s defined-benefit pension and postretirement plans’ funded status as of December 31, 2011 (primarily due to a decrease in discount rates) significantly impacted several balance sheet lines. These changes increased long-term liabilities by approximately $2.4 billion and decreased stockholders’ equity by approximately $1.6 billion, with the other major impact primarily related to increased deferred taxes within other assets. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet captions.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (b)

(Dollars in millions)

(Unaudited)

	Three-months ended March 31,
	2012	2011
NET CASH PROVIDED BY OPERATING ACTIVITIES	$828	$733

Cash flows from investing activities:
Purchases of property, plant and equipment	(261)	(231)
Acquisitions, net of cash acquired	—	(471)
Purchases and proceeds from sale or maturities of marketable securities and investments – net	213	(18)
Other investing activities	5	(4)

NET CASH USED IN INVESTING ACTIVITIES	(43)	(724)

Cash flows from financing activities:
Change in debt	(27)	15
Purchases of treasury stock	(524)	(680)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	213	378
Dividends paid to shareholders	(410)	(392)
Other financing activities	26	(18)

NET CASH USED IN FINANCING ACTIVITIES	(722)	(697)

Effect of exchange rate changes on cash and cash equivalents	50	58

Net increase (decrease) in cash and cash equivalents	113	(630)
Cash and cash equivalents at beginning of year	2,219	3,377

Cash and cash equivalents at end of period	$2,332	$2,747

(b)         Effective with 3M’s second-quarter 2011 Form 10-Q, the Company revised the amounts previously presented for cash used in investing activities and cash used in financing activities during the three months ended March 31, 2011 by $33 million. This related to purchases of additional shares (noncontrolling interest) of non-wholly owned consolidated subsidiaries. These immaterial revisions increased cash used in financing activities and decreased cash used in investing activities.

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended March 31,
	2012	2011

NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$828	$733
Purchases of property, plant and equipment	(261)	(231)

Free Cash Flow (c)	$567	$502

(c)          Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	March 31,
	2012	2011
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (d)	4.9	5.0

(d)         The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis
By Geographic Area

	Three-months ended March 31, 2012
	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide

Volume – organic	3.2%	(3.4)%	(2.6)%	7.8%	0.1%
Price	2.6	(0.6)	2.6	3.9	1.7
Organic local-currency sales	5.8	(4.0)	—	11.7	1.8
Acquisitions	0.5	1.1	3.8	0.2	1.5
Translation	—	1.0	(3.7)	(3.5)	(0.9)
Total sales change	6.3%	(1.9)%	0.1%	8.4%	2.4%

Worldwide

Sales Change Analysis

By Business Segment

	Three-months ended March 31, 2012
	Organic
	local-			Total
	currency	Acqui-	Trans-	sales
	sales	sitions	lation	change

Industrial and Transportation	6.7%	3.1%	(1.2)%	8.6%
Health Care	3.1%	—%	(1.1)%	2.0%
Consumer and Office	2.1%	3.0%	(0.8)%	4.3%
Safety, Security and Protection Services	6.8%	—%	(1.3)%	5.5%
Display and Graphics	(11.5)%	0.1%	(0.4)%	(11.8)%
Electro and Communications	(3.1)%	—%	(0.3)%	(3.4)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS SEGMENT INFORMATION
NET SALES
(Millions)

	Three-months ended March 31,
	2012	2011

Industrial and Transportation	$2,660	$2,450
Health Care	1,280	1,255
Consumer and Office	1,043	1,000
Safety, Security and Protection Services	981	929
Display and Graphics	832	943
Electro and Communications	808	836
Corporate and Unallocated	1	5
Elimination of Dual Credit	(119)	(107)

Total Company	$7,486	$7,311

BUSINESS SEGMENT INFORMATION

OPERATING INCOME
(Millions)

	Three-months ended March 31,
	2012	2011

Industrial and Transportation	$600	$516
Health Care	402	369
Consumer and Office	234	215
Safety, Security and Protection Services	231	199
Display and Graphics	163	230
Electro and Communications	168	178
Corporate and Unallocated	(138)	(105)
Elimination of Dual Credit	(26)	(24)

Total Company	$1,634	$1,578

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products.  Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better.  3M is the innovation company that never stops inventing.  With $30 billion in sales, 3M employs 84,000 people worldwide and has operations in more than 65 countries.

Investor Contacts:	Matt Ginter 3M (651) 733-8206 Bruce Jermeland 3M (651) 733-1807	Media Contact:	Jacqueline Berry 3M (651) 733-3611

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000